UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

(Amendment No.             )

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PHI, Inc.

(Name of Registrant As Specified In Its Charter)

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PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2016

To the Holders of Voting Common Stock of PHI, Inc.:

The 2016 Annual Meeting of Shareholders of PHI, Inc. (“PHI”) will be held at DoubleTree Lafayette (Willow Room), 1521 West Pinhook Road, Lafayette, Louisiana, on Thursday, May 5, 2016, at 8:00 a.m., local time, to:

1.  Elect five directors;

2.  Ratify the appointment of Deloitte & Touche, LLP as PHI’s independent registered public accounting firm for 2016; and

3.  Transact such other business as may properly be brought before the meeting or any adjournments thereof.

Holders of record of PHI’s voting common stock at the close of business on April 6, 2016 are entitled to notice of and to vote at the meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

Trudy P. McConnaughhay
Secretary

Lafayette, Louisiana

April 13, 2016

Important Notice Regarding the Availability of materials for the Annual Meeting to be held on May 5, 2016: The Company’s Information Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2015 are available at www.materials.proxyvote.com/69336T.

PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

INFORMATION STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

May 5, 2016

This Information Statement is being furnished to holders of voting common stock (“Voting Stock”) of PHI, Inc. (“PHI,” the “Company” or “we”) at the direction of our Board of Directors (“Board”) in connection with the Annual Meeting of Shareholders of PHI (the “Meeting”) to be held on May 5, 2016, at the time and place set forth in the accompanying notice and at any adjournments thereof.

Holders of record of Voting Stock at the close of business on April 6, 2016 are entitled to notice of and to vote at the Meeting. On that date, PHI had outstanding 2,905,757 shares of Voting Stock, each of which entitles the holder thereof to one vote with respect to each matter properly brought before the Meeting, and 12,771,550 shares of non-voting common stock (“Non-Voting Stock”), none of which entitles the holder thereof to vote at the Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

At the Meeting, the shareholders will vote upon (i) the election of directors and (ii) the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. As detailed under the heading, “Stock Ownership of Directors and Executive Officers,” Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, holds more than a majority of PHI’s outstanding Voting Stock, and thus his vote alone is sufficient to decide all matters to be voted on at the Meeting. Mr. Gonsoulin has informed PHI that he intends to vote all of his shares for (i) the election of the five persons identified below under the heading “Election of Directors,” each of whom has been re-nominated to serve on our Board, and (ii) the ratification of the appointment of Deloitte & Touche, LLP, which is discussed further below under the heading “Relationship with Registered Independent Public Accountants.” As a result, the outcome of those votes is assured, no matter how the other holders of Voting Stock vote their shares.

This Information Statement is first being mailed to shareholders on or about April 13, 2016. The cost of preparing and mailing the statement will be borne by PHI. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the material to their principals, and PHI will, upon request, reimburse them for their expenses in so doing.

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated By-laws (the “By-laws”), our Board has established the size of our Board at five directors. We elect our directors annually, and each director serves until the next succeeding annual meeting and until his or her successor is elected and qualified. Listed below under the heading, “Information about our Directors,” are the five persons we have nominated for election to our Board at the Meeting, each of whom is currently serving as a director. In the unanticipated event that one or more of these nominees should decline or become unable to stand for election as a director at the Meeting, our By-laws provide that the number of authorized directors will be reduced automatically by the number of such nominees unless our Board, by a majority vote of the entire Board, selects an additional nominee.

Nomination of Directors; Communications with our Board and Related Matters

Our Board does not have a nominating committee or other committee performing similar functions. The Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), the exchange on which our shares of Voting Stock and Non-Voting Stock are listed, provide that a “controlled company” is exempt from having its director nominees selected by a nominating committee. As Mr. Gonsoulin owns over 50% of the Company’s Voting

Stock, PHI is a “controlled company” within the definition of the NASDAQ Marketplace Rules. However, our full Board approves all director nominees, and a shareholder who wishes for our Board to consider an individual as a future director nominee should communicate that desire in writing to our Chairman of the Board at the Company’s address. Similarly, a shareholder who wishes to communicate with our Board on any other subject should direct such communication to our Secretary at the Company’s address. Our Secretary will be responsible for disseminating all such communications to our Board, or to a specific member of our Board, as appropriate, depending on the facts described in such communication.

In addition to these communications with the Board, our By-laws permit shareholders to nominate a director or bring other matters before a shareholders’ meeting, provided timely notice is given. The written notice required to be sent by any shareholder nominating a director must include various information, including, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and address of such shareholder and any such beneficial owner, (ii) their beneficial ownership interests in our shares, and (iii) a description of all agreements with respect to the nomination among the nominating shareholder, any beneficial owner, any person acting in concert with them, each proposed nominee and certain other persons. With respect to each proposed nominee, the written notice must also, among other things, (i) set forth biographical and other data required under the federal proxy rules and (ii) furnish both a completed and duly executed questionnaire and a duly executed agreement designed to disclose various aspects of the proposed nominee’s background, qualifications and certain specified arrangements with other persons, as well as to receive the proposed nominee’s commitment to abide by certain specified agreements and undertakings. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing any matter other than a director nomination before a shareholders’ meeting should consult our By-laws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with the procedures required by our By-laws. Shareholder requests to nominate directors or to bring any other matter before our 2017 annual shareholders’ meeting must be received by our Secretary by the deadline specified below the heading “Other Matters –Shareholder Proposals.” The foregoing summary of the above-described procedures is qualified in its entirety by reference to the full text of our By-laws, which you may obtain by reviewing our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) or contacting our Secretary.

Our Board identifies potential nominees for director, other than current directors standing for re-election, through business and other contacts. Our Board does not have a formal policy with regard to the consideration of director candidates nominated by our other shareholders. While there are no minimum qualifications a nominee must meet, our Board primarily considers a nominee’s independence, business experience, career positions held and particular areas of expertise and whether the nominee would contribute to the diversity of experience and skills of our Board as a whole.

Although we do not have a history of receiving director nominations from shareholders, our Board envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to our Board and PHI.

Information about our Directors

The following table sets forth certain information as of April 6, 2016, with respect to each candidate nominated to stand for re-election to our Board. Each of these director nominees was recommended by our Chairman of the Board, and unanimously approved by the full Board. The information below includes the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should be nominated to serve another term as director, and includes any other public company directorships held by the nominee during the past five years. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Our Board has determined, using criteria established by NASDAQ and the SEC, that each director nominee other than Messrs. Bospflug and Gonsoulin is independent.

Name and Age	Principal Occupation or Position	Year First Became a Director
Al A. Gonsoulin, 73	Chairman of the Board and Chief Executive Officer of PHI	2001
Lance F. Bospflug, 61	President and Chief Operating Officer of PHI	2001
C. Russell Luigs, 83	Retired Executive	2002
Richard H. Matzke, 79	Consultant	2002
Thomas H. Murphy, 60	Member, Murco Oil & Gas, LLC (oil & gas production and investments)	1999

MR. AL A. GONSOULIN is the Chairman and Chief Executive Officer of PHI. Mr. Gonsoulin has been our Chairman since September 2001, when he acquired a controlling interest in PHI, and our Chief Executive Officer since 2004. Prior to joining PHI, Mr. Gonsoulin was President of Sea Mar, a division of Nabors Industries.

Mr. Gonsoulin has spent his career working in the oil and gas industry worldwide. He is well acquainted with both major and independent drilling and production companies. He founded Sea Mar, a vessel company serving the offshore oil and gas industry worldwide, which he later sold. Mr. Gonsoulin’s experience is and has been essential to the positioning of PHI for long-term performance.

MR. LANCE F. BOSPFLUG currently serves as President, Chief Operating Officer and a director of PHI. Mr. Bospflug first joined PHI in October 2000 as President and was appointed Chief Executive Officer and director in August 2001. In 2004, Mr. Bospflug resigned as President and Chief Executive Officer of PHI, although he continued to serve as a director. Following his 2004 resignation, he was self-employed until 2008, when our Company hired him to work on certain special projects, reporting directly to Mr. Gonsoulin. In 2009, Mr. Bospflug rejoined our executive team as our Chief Operating Officer, and was appointed President in 2010. Before joining PHI, he served as Chief Financial Officer, and from 1999 to 2000 Chief Executive Officer, of T.L. James & Company, Inc.

Mr. Bospflug has significant leadership experience at the Company, providing him with a comprehensive knowledge of our business and industry, and was also Chief Executive Officer at T.L. James & Company, a diversified construction, marine, dredging and natural resources company. His experience as a chief financial officer also gives him a strong background in financial and accounting matters. Mr. Bospflug’s career has provided the managerial, strategic, operational, and financial experience necessary to develop and execute our strategic plans.

MR. C. RUSSELL LUIGS retired from GlobalSantaFe, Inc. in 2002. He was President and Chief Executive Officer of Global Marine from the time he joined that company in 1977 until 1998. Prior to joining Global Marine, Mr. Luigs was President and Chief Operating Officer of U.S. Industries, which he joined as a petroleum engineer in 1957. He was also Chairman of the Board of Global Marine from 1982 until 1999, and Chairman of the Executive Committee of the Board of Global Marine from 1999 until its merger with Santa Fe International Corporation in 2001. He served as Director of GlobalSantaFe until May 2005. Mr. Luigs has served as chairman of our Compensation Committee since early 2013.

Mr. Luigs has had a career primarily in the offshore drilling industry and also has extensive experience throughout the oil and gas industry. Having been the Chief Executive Officer of Global Marine, a public company providing offshore drilling services primarily in the Gulf of Mexico, offshore West Africa and the North Sea, for over 20 years, he has a comprehensive understanding of the operational, financial and strategic issues affecting PHI. Mr. Luigs brings to our Board demonstrated ability at the most senior levels of a public company.

MR. RICHARD H. MATZKE retired from ChevronTexaco, Corp. in 2002, where he had served as Vice Chairman of the Board since January 2000 and as a member of the Board since 1997. From November 1989 through December 1999, Mr. Matzke served as President of Chevron Overseas Petroleum Inc., where he was responsible for directing Chevron’s oil exploration and production activities outside of North America. Mr. Matzke was employed by Chevron Corporation and its predecessors and affiliates from 1961 through his retirement in 2002. From 2002 to 2010 and since June 2011, Mr. Matzke served as a director of LUKOIL, one of Russia’s largest oil companies with operations worldwide. Since May 2014, Mr. Matzke has served as director of Petro China Company Limited, the largest oil and gas distributor in China. Since his retirement from ChevronTexaco, he has provided consulting services to companies in the oil and gas industry.

Mr. Matzke’s extensive career with ChevronTexaco, a publicly-traded major international oil and gas company, provides operational, financial and strategic experience critical to addressing the issues affecting the Company. His service as a director of two other large international oil and gas companies provides additional perspective on industry issues. Mr. Matzke’s career also brings to our Board extensive international experience, as well as a demonstrated ability at the most senior levels of a public company.

MR. THOMAS H. MURPHY has been a co-owner and the manager of Murco Oil and Gas LLC, a company with interests in oil and gas exploration and production onshore in the U.S., since 1998, among other interests. He is the former president of Murco Drilling Corporation, a U.S. onshore drilling contractor. He holds an MBA from Emory University and has completed the Stanford Law School Directors’ College Program for directors and senior executives of publicly-traded companies. Mr. Murphy is a member of the National Association of Corporate Directors and he is a past member of Young Presidents’ Organization.

Mr. Murphy has been responsible for developing and implementing successful strategies for companies in the oil and gas industry, and has extensive experience addressing operational, financial and accounting matters. He has a deep understanding of the oil and gas industry and of issues facing public companies and their boards. Mr. Murphy also serves as chairman of our Audit Committee.

Information about certain Executive Officers

The following table sets forth certain information as of April 6, 2016 with respect to our executive officers who do not serve on our Board.

Name and Age	Principal Position	Year First Became an Executive Officer
Trudy P. McConnaughhay, 56	Chief Financial Officer and Secretary(1)	2012
Richard A. Rovinelli, 68	Chief Administrative Officer, Director of Human Resources and Chief Compliance Officer(2)	1999
David F. Stepanek, 50	Director of Corporate Business Development(3)	2011

(1)

Mrs. McConnaughhay has served as Chief Financial Officer and Secretary since November 5, 2012. She previously served as Director of Special Projects, Finance from July 2012 to November 2012. Prior to joining PHI she served as Chief Financial Officer for Dynamic Industries International, L.L.C. from September 2011 until July 2012. Prior to joining Dynamic, she served as Vice-President/Principal Accounting Officer of Global Industries, Ltd. from October 2005 to September 2011, and held other previous positions within Global, including Director of Tax and Finance.

(2)

Mr. Rovinelli joined us in February 1999 as Director of Human Resources. Mr. Rovinelli was named our Chief Administrative Officer in December 1999 and our Chief Compliance Officer in May 2012. Mr. Rovinelli previously served as Manager, Human Resources, for Arco Alaska, Inc., Headquarters Staff Manager, Human Resource Services, Arco Oil and Gas Company, as well as numerous other positions within Arco.

(3)

Mr. Stepanek became our Director of Corporate Business Development in January 2011. He previously served as Director of Special Projects from May 2010 until assuming his current position. Prior to joining PHI he served as Chief Marketing Officer for The Era Group from March 2007 until March 2010. Prior to joining The Era Group, he spent nearly 20 years with Sikorsky Aircraft in various roles, including technical services, customer service, sales and marketing.

Meetings of the Board

During the year ended December 31, 2015, our Board held four meetings. Each director attended at least 75% of the aggregate number of Board and Committee meetings of which he was a member.

Our Board does not have a policy regarding Board member attendance at the annual shareholders meeting. However, our By-laws require that the first meeting of each newly-elected Board occur immediately following the shareholder meeting at which the directors were elected, which facilitates attendance at the annual shareholders meeting. All five directors attended the 2015 annual shareholders meeting.

Board Committees

Our Board has an Audit Committee, whose current members are Messrs. Luigs, Matzke and Murphy (Chairman). This committee held four meetings during 2015.

The functions of the Audit Committee include:

•

Appointing (subject to shareholder ratification) the Company’s independent auditor, with direct responsibility for the compensation and oversight of the work of the independent auditor, who reports directly to the Audit Committee

•	Overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements

•	Monitoring the independence of the Company’s independent auditor

•	Pre-approving all audit and permitted non-audit services provided by the independent auditor

•	Overseeing the work of the internal audit department and the director of the internal audit department, who reports directly to our Audit Committee

•

Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding accounting or auditing matters

•	Reviewing and approving all related party transactions

•	Performing the other functions described in the committee’s charter and the Audit Committee Report, which is included elsewhere in this information statement.

Because we are a “controlled company” within the definition of the NASDAQ Marketplace Rules, we are not required to have a compensation committee. Nevertheless, our Board has formed a standing Compensation Committee, whose current members are Messrs. Luigs (Chairman), Matzke, and Murphy. This committee held four meetings during 2015.

The functions of the Compensation Committee include:

•	Determining the compensation of our executive officers

•	Administering our annual incentive plan, including setting targets and determining payouts

•	Granting awards under our Long-Term Incentive Plan

•	Engaging its own independent compensation consultants to review and make recommendations with respect to executive and director compensation

•	Reviewing and recommending to our Board changes in significant benefit plans

•	Overseeing our assessment of whether our compensation practices are reasonably likely to expose the Company to material risks

•	Performing the other functions described in the committee’s charter.

The Audit Committee and Compensation Committee charters can be found at our web site: www.phihelico.com.

For the reasons discussed above under the caption “Nomination of Directors,” our Board does not have a nominating committee.

Board Leadership Structure

Our Board currently consists of five directors, three of whom our Board has determined to be independent under the criteria established by NASDAQ and the SEC. Mr. Gonsoulin serves as both Chairman of the Board and as Chief Executive Officer of the Company, which our Board believes is in the best interests of the Company and our shareholders. Mr. Gonsoulin has strong leadership abilities and possesses an in-depth knowledge of the issues and challenges facing the Company and our industries. Accordingly, we believe he is best positioned to direct our Board’s attention to the most appropriate matters impacting the Company. He also holds a majority of our Voting Stock, which we believe aligns his interests with those of the rest of our shareholders in most instances.

Our Board believes that our corporate governance practices establish an appropriate framework for our directors to provide independent, objective and effective oversight of management. Three-fifths of our directors are independent and, as indicated above under the heading “—Board Committees,” we have independent audit and compensation committees. The Audit Committee has the power and authority to engage independent legal or other advisors as it may deem necessary and the compensation committee has the power and authority to engage compensation consultants, in each case without consulting or obtaining the approval of our full Board or management. Our independent directors meet in executive session after each audit committee meeting, chaired by our audit committee chairman. We understand that some investors believe that having a “lead independent director” enhances the ability of a board of directors to act independently of management; however, our Board, having considered that alternative, has concluded that our current leadership structure is working effectively to achieve that objective without designating a lead independent director.

Board’s Role in Oversight of Risk Management

One of our Board’s goals is to have systems and processes in place to bring to its attention the material risks facing our company and to permit our Board to effectively oversee the management of these risks. As reflected in our Code of Ethics and Business Conduct Policy, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to risk oversight. For example, senior managers of the Company regularly make presentations to our Board regarding safety, financial matters, labor matters, litigation, cybersecurity, succession planning and regulatory compliance, among other things. Our Board also sets and periodically reviews quantitative and qualitative authority levels for management. Further, our Board oversees our strategic direction, and in doing so considers the potential rewards and risks of our operations and business opportunities, and monitors the development and management of risks that impact our strategic goals.

While we believe risk oversight is a responsibility of the full Board, we also empower each of our two Board committees to address risk oversight in their respective areas of responsibility, subject to communicating their activities to our full Board. For example, our Compensation Committee assesses risks related to compensation and our Audit Committee is directly responsible for the appointment, compensation and oversight of our independent auditors, and periodically reviews our disclosure controls and procedures and internal control over financial reporting. As described further below, our Audit Committee also reviews and approves our related party transactions. Our Director of Internal Audit reports to, and regularly meets in executive session with, our Audit Committee.

Director Compensation

During 2015, each non-employee director (meaning each director other than Mr. Gonsoulin and Mr. Bospflug) received an annual retainer of $50,000. Additionally, each such director received meeting fees of $8,000 for each Board meeting, $5,000 for each Committee meeting attended in person, and $1,000 for each Committee meeting attended by telephone. Committee chairs received an additional $2,000 per Committee meeting. In addition, each non-employee director received a grant of time-vested restricted stock units (“RSUs”) under the PHI, Inc. Long-Term Incentive Plan, which was amended and restated in 2015 (the “LTIP”). These RSUs, which had a grant date value of approximately $30,000, will vest and pay out in shares of Non-Voting Stock on the third anniversary of the grant date, subject to the director’s continued service through that date (which would be waived in the event of the director’s death or disability, or a change of control of the Company). Our Compensation Committee determines director compensation by reviewing compensation levels at similar size companies.

The table below summarizes all compensation paid by us to our non-employee or “outside” directors for the fiscal year ended December 31, 2015.

Name (1)	Fees earned or paid in cash ($)	Stock Awards ($) (2)	Total ($)
C. Russell Luigs	103,000	30,823	133,823
Richard H. Matzke	130,000	30,823	160,823
Thomas H. Murphy	138,000	30,823	168,823

(1)

Neither Al A. Gonsoulin, the Company’s Chairman of the Board and Chief Executive Officer, nor Lance F. Bospflug, the Company’s President and Chief Operating Officer, are included in this table as each is an employee of the Company and receives no additional compensation for service as director.

(2)

During 2015, each outside director was awarded RSUs entitling him, subject to continued service, to acquire 1,439 shares of our Non-Voting Stock (or a total of 4,317 shares for all outside directors). For purposes of determining the number of RSUs to grant to each outside director, the Compensation Committee valued each of these stock awards at $30,000, based upon the average per share closing price of our Non-Voting Stock during the last full month preceding the grant date. For purposes of reporting the fair value of these awards in the table above, however, SEC rules require that we report the value of these grants based on the per share closing price of our Non-Voting Stock on the grant date in accordance with FASB ASC Topic 718. With respect to each outside director, the grants vest on November 5, 2018, subject to such director’s continued service through such date, with accelerated vesting in certain limited circumstances. As of December 31, 2015, each outside director held an aggregate of 2,935 RSUs, the only type of equity-based award held by our outside directors as of such date.

Each outside director is entitled to be reimbursed for (i) expenses incurred in attending board and committee meetings and (ii) expenses incurred in attending director education programs.

Our By-laws require us to indemnify our directors and officers. We have signed agreements with each of our directors contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, executive officers and 10% shareholders to file with the SEC reports of ownership and changes in ownership of our equity securities. To our knowledge, based solely on a review of copies of reports received by us and written representations by certain reporting persons, we believe that all reports were filed on a timely basis during the fiscal year ended December 31, 2015.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of each class of outstanding PHI common stock as of April 6, 2016 held by (a) each director of PHI, (b) each executive officer identified below under the heading “Named Executive Officers” and (c) all directors and executive officers of PHI as a group, determined in accordance with SEC Rule 13d-3. Unless otherwise indicated, the securities shown are held with sole voting and investment power, and are not subject to any hedging or pledging arrangements.

Name of Beneficial Owner	Class of PHI Common Stock	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors
Al A. Gonsoulin	Voting Non-Voting	2,043,662 1,014,787		70.3 7.9	% %
Lance F. Bospflug	Voting Non-Voting	0 96,464			* *
C. Russell Luigs	Voting Non-Voting	5,000 5,000			* *
Richard H. Matzke	Voting Non-Voting	0 0			* *
Thomas H. Murphy	Voting Non-Voting	9,500 10,500			* *
Named Executive Officers(2)
Trudy P. McConnaughhay	Voting Non-Voting	0 12,034			* *
Richard A. Rovinelli	Voting Non-Voting	0 15,537			* *
David F. Stepanek	Voting Non-Voting	0 10,800	(3)		* *
All directors and executive officers as a group (8 persons)	Voting Non-Voting	2,058,162 1,165,122	(3)	70.8 9.1	% %

*	Less than one percent.

(1)	Excludes shares of Non-Voting Stock that may be issued pursuant to outstanding, unvested RSUs granted under the LTIP that are not scheduled to vest within 60 days.

(2)	Information on Mr. Gonsoulin’s and Mr. Bospflug’s ownership is included under the heading “Directors” above.

(3)

Includes 650 shares of Non-Voting Stock beneficially held by Mr. Stepanek’s minor child; includes an additional 975 shares of Non-Voting Stock beneficially held by two of Mr. Stepanek’s other children, as to which Mr. Stepanek disclaims beneficial ownership.

Stock Ownership of Certain Beneficial Owners

The following table shows the number of shares of PHI’s Voting Stock and Non-Voting Stock beneficially owned as of the dates indicated by persons known by us to beneficially own more than 5% of the outstanding shares of PHI’s Voting Stock or Non-Voting Stock, determined in accordance with SEC Rule 13d-3. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Class of PHI Common Stock	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Al A. Gonsoulin
2001 S.E. Evangeline Thruway	Voting	2,043,662		70.3%
Lafayette, Louisiana 70508	Non-Voting	1,014,787	(2)	7.9%
West Face Capital, Inc.
2 Bloor Street East, Suite 810	Voting	0		*
Toronto, Ontario M4W 1A8	Non-Voting	3,639,836	(3)	28.5%
Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road	Voting	32,106	(4)	1.1%
Austin, TX 78746	Non-Voting	1,012,611	(4)	7.9%
John D. Weil
200 N. Broadway, Suite 825	Voting	218,711	(5)	7.5%
St. Louis, Missouri 63102	Non-Voting	0		*
Franklin Resources, Inc.
One Franklin Parkway	Voting	135,100	(6)	4.6%
San Mateo, CA 94403	Non-Voting	963,900	(6)	7.5%

*	Less than five percent.

(1)

The information for Mr. Gonsoulin is provided as of April 6, 2016. For all others, the information in the table is based on such holders’ beneficial ownership as of December 31, 2015, as reported in their respective Schedule 13G or Form 13F filings with the SEC, referred to below in notes 2 through 6 (the “ownership reports”). The figures and percentages in the table above have been determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the investors in their respective ownership reports, except that we have calculated the percentages in the table based on the actual number of shares of Voting Stock or Non-Voting Stock outstanding on April 6, 2016, as opposed to the estimated percentages set forth in such reports. Investors should note that the standards for reporting share ownership under Schedule 13G and Form 13F reports are similar but not the same.

(2)	Excludes shares of Non-Voting Stock that may be issued pursuant to outstanding, unvested RSUs granted under the LTIP that are not scheduled to vest within 60 days.

(3)

Based on information contained in a Form 13F Holdings Report dated as of February 16, 2016 that this investor filed with the SEC. This investor has not filed a Schedule 13G with respect to these shares of Non-Voting Stock.

(4)

All information with respect to Voting Stock is based on information contained in a Form 13F Holdings Report dated as of February 9, 2016 that this investor filed with the SEC. This investor has not filed a Schedule 13G with respect to these shares of Voting Stock. All information with respect to Non-Voting Stock is based on information contained in a Schedule 13G/A Report dated as of February 9, 2016 that this investor filed with the SEC. In this 13G/A Report, the investor indicated that, as of December 31, 2015, it held sole voting power with respect to 981,209 of these shares and sole investment power with respect to all 1,012,611 of these shares.

(5)

Based on information contained in a Schedule 13G/A Report dated as of February 2, 2012 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2011, he held sole voting and investment power with respect to 10,685 of these shares and has shared voting and investment power with respect to 208,026 of these shares.

(6)

Based on information contained in a Form 13F Holdings Report dated as of February 12, 2016 that this investor filed with the SEC. This investor has not filed a Schedule 13G with respect to these shares of Voting and Non-Voting Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The objectives of our executive compensation policy are to:

•	align executive incentive compensation with our annual and long-term goals;

•	reward performance that contributes to the execution of our business strategies; and

•	provide competitive compensation and benefits to attract, retain, and motivate top quality executives.

These objectives strive to reward the achievement of goals tailored to the executive’s area of responsibility and to recognize individual leadership.

Process

Our executive compensation program is administered by the Compensation Committee of the Board in accordance with the Compensation Committee’s charter.

For several years, our Compensation Committee has retained FreeGulliver, LLC (“FreeGulliver”) as its independent compensation consultant regarding executive and director compensation matters. All assignments given to FreeGulliver are made by the Compensation Committee, and the Compensation Committee has the ability to terminate FreeGulliver’s services at any time. FreeGulliver provides no other services to PHI.

FreeGulliver provides the following compensation consulting services to the Compensation Committee on an ongoing basis:

•	Providing peer group compensation data to assist the Compensation Committee in establishing executive compensation;

•	Assisting in the formulation of annual incentive-based and long-term equity-based awards;

•	Making recommendations regarding competitive compensation levels; and

•	Facilitating a leadership succession planning process.

The Compensation Committee relies on Towers Watson surveys for competitive compensation analysis, which is compiled for the Compensation Committee by FreeGulliver. The Committee also reviews data from a small group of peer companies selected by FreeGulliver and approved by the Compensation Committee. The compensation analysis also considers the scope and nature of managerial responsibility and reporting relationships.

The Compensation Committee reviews and approves all compensation for our executive officers. Except with respect to his own compensation and except as otherwise provided below, the CEO may make adjustments to the compensation based on an individual’s performance and contributions to the Company’s performance, subject to reporting any such adjustments to the Compensation Committee. The Compensation Committee has sole responsibility for determining CEO compensation.

Elements of Executive Compensation

Our executive compensation is a mix of base salary, annual incentive compensation, long-term equity compensation and deferred compensation and employee benefits. The Compensation Committee believes this pay mix, a substantial portion of which is principally dependent upon our future performance, helps to reinforce in our executives the importance of achieving our business goals and thereby increase shareholder value. The executives also participate in benefit plans generally available to all other salaried employees, including our 401(k) plan and health, dental, and life insurance.

Base Salary.    Base salary is based generally upon the level of responsibility of each executive officer and the individual’s prior performance. Base salaries also provide the foundation upon which the annual incentive opportunities are established. Base salary levels are generally targeted at the 60th percentile of salaries paid by comparable companies included in the broad Towers Watson surveys in three sub-groups based on (i) number of employees, (ii) the amount of sales and (iii) companies in the South Central Region (which includes Louisiana, Texas, Utah, Colorado, Arizona, New Mexico, Oklahoma and Arkansas). In determining the 60th percentile weighted average, the sub-group based on sales is weighted 66 2/3% and the two other sub-groups are each weighted 16 2/3%. The identities of the companies included in the Towers Watson surveys are not provided to or considered by the Committee.

In connection with establishing salaries in 2015, the Compensation Committee also reviewed data on the executive compensation levels and practices of the following eight industry “peer” companies: Bristow Group, Inc., SEACOR Holdings, Inc., Air Methods Corp., Gulfmark Offshore, Inc., Hercules Offshore, Inc., Hornbeck Offshore Services, Inc., Superior Energy Services, Inc. and Tidewater, Inc. (the “Peer Group”) in order to ensure that the compensation levels reflected in the Towers Watson surveys are generally aligned with competitive compensation practices in the industry.

After consideration of the data described above and the recommendation of FreeGulliver, the Committee made no changes to the base salary of the Company’s executive officers for 2015. The salaries remained at the 2014 levels: $650,000 for Al A. Gonsoulin; $575,000 for Lance F. Bospflug; $308,948 for Trudy McConnaughhay; $308,948 for Richard A. Rovinelli; and $294,975 for David F. Stepanek.

Annual Incentive Compensation.    Since 2004, the Compensation Committee has administered a Senior Management Bonus Plan (the “Annual Incentive Plan” or “AIP”) in which our executive officers participate. Since 2011, any payments earned under the AIP have been payable in a lump sum by March 15 of the year following the performance year. Under the AIP, the Compensation Committee specifies each year (1) the specific targets relative to each performance measure applicable for that year under the plan to the executives and (2) the individual award opportunities of each executive for the year, which are determined based on the position and scope of responsibilities of the executive and are expressed as a percentage of the executive’s base salary based on the Company’s achievement of the financial target at three levels – a threshold level, the target level (generally equivalent to the level of performance anticipated under our business plan for the year) and a stretch level. Following the end of the year, the calculated bonus levels based on financial results are subject to a formulaic adjustment for safety performance.

The AIP provides that the Compensation Committee may in its discretion adjust any award payable under the plan upward or downward to reflect our achievement of other performance goals or the Compensation Committee’s subjective assessment of the individual performance of the participant, and that the CEO may make recommendations to the Compensation Committee with respect to such adjustments for participants other than himself.

For 2015, the range of possible awards under the AIP for each executive officer based on achievement of the financial target levels, but prior to adjustment for safety performance, was as follows (stated as a percentage of the officer’s base salary):

Executive Officer	Threshold	Target	Stretch
Mr. Gonsoulin	70%	110%	150%
Mr. Bospflug	45%	75%	105%
Mrs. McConnaughhay	35%	55%	75%
Mr. Rovinelli	35%	55%	75%
Mr. Stepanek	35%	55%	75%

These percentage targets were selected by the Compensation Committee based on data provided by FreeGulliver, and were intended to provide our executives with annual incentive compensation opportunities commensurate with those provided to similarly-situated executives at comparable companies.

For 2015, the AIP provided for a downward adjustment of up to 100% if enhanced target safety goals were not met, and an upward adjustment of up to 30%, if enhanced target safety goals were attained. The Compensation Committee set the enhanced target safety goals at a stretch level, which they believed would be difficult but not impossible to attain.

For 2015, the Compensation Committee set the financial performance objective of adjusted pre-tax income at $85.9 million (25% below “business plan”) (“threshold” level), $114.5 million (“business plan” or “target” level), and $125.9 million (10% above “business plan”) (“stretch” level). In calculating adjusted pre-tax income, the AIP excludes specified items, including (i) interest income and (ii) gains or losses related to the sale of aircraft, to investments and to financial arrangements. In addition, adjusted pre-tax income is not reduced by any amounts paid under bonus or incentive plans for that year. As a result, reported 2015 pre-tax income of $43.3 million was adjusted $13.8 million for voluntary early retirement plan expense, $5.8 million for restricted stock unit expense, $2.8 million for accrued incentive compensation expense, and $0.3 million for net loss on asset impairments and dispositions. This calculation produced 2015 adjusted pre-tax income of $66.0 million, which did not meet the “threshold” level under the plan.

In its February 17, 2016 meeting, the Compensation Committee reviewed the Company’s 2015 financial performance and its 2015 safety record and concluded that no bonuses were earned by the executive officers under the metrics of the AIP for 2015. Neither the Compensation Committee nor the CEO elected to adjust, or recommend any adjustments to, these calculations, and therefore no AIP bonuses were awarded to our executive officers for 2015.

Equity Compensation.    Long-term equity compensation has been an essential component of our executive compensation program since 2010. FreeGulliver advises the Compensation Committee annually on the structure of our long-term equity compensation program.

The purpose of the long-term equity component is to:

•	enhance the attraction and retention of high-potential talent within the Company;

•	more closely align the participant group with shareholder value; and

•

reward executive and senior management leadership and individual or department performance which enhances our financial performance, and the achievement of both our business objectives and long-term strategies.

Annually since 2012, the Compensation Committee has awarded performance-based RSUs to acquire Non-Voting Stock to the executive officers and certain other senior managers under the LTIP. For 2015, similar to 2014, these awards were targeted to equal 300% of base salary for the CEO and 200% of the base salary for the President and COO and 75% for the other named executive officers. The actual number of performance-based RSUs granted was determined by dividing the target amount by the average per share closing price of our Non-Voting Stock during the last full month prior to the grant date of the awards.

With respect to performance-based RSU grants, the Committee selects a performance metric that it believes, following consultation with its consultant and management, correlates with maintaining and increasing shareholder value. For each year between 2012 and 2015, the Committee chose as the performance metric the achievement of a targeted average Adjusted EBITDAR as a percentage of Adjusted Total Revenue, measured over a performance period of three fiscal years. For example, the performance-based RSUs granted in 2015 were for the period beginning January 1, 2015 through December 31, 2017.

The performance period for the fiscal 2012 performance-based RSUs ended on December 31, 2015. Because the performance metric was met, all fiscal 2012 performance-based RSUs still outstanding vested on March 15, 2016. All performance-based RSUs granted after 2012 will vest in March of the year following the end of the performance period if (i) the specified performance target is met and (ii) the employee has not terminated employment with the Company prior to the end of the performance period. Vesting is accelerated upon termination of employment due to death or disability or upon a change of control of the Company. Additional information concerning these performance-based RSU awards to executive officers is reflected in the table below titled “Outstanding Equity Awards at 2015 Fiscal Year End.”

In connection with determining the size of these equity grants, the Compensation Committee considered information provided by FreeGulliver regarding comparable grants for companies reflected in the weighted average compensation of the Towers Watson survey companies described above under the heading “– Base Salary.” As with base salary, the Compensation Committee targeted equity grants with a total value generally equal to the 60th percentile of long-term incentives granted by the companies included in the Towers Watson survey groups described above. The Compensation Committee also reviewed data provided by FreeGulliver regarding (i) the equity compensation practices of the Peer Group (as delineated above under the heading “– Base Salary”) and (ii) various performance criteria alternatives. For information on our grants of equity compensation in previous years, please see our prior information statements filed with the SEC.

In addition to these performance-based RSUs, the Compensation Committee makes retention grants of time-based RSUs every three years to our named executive officers, which cliff vest on the third anniversary of the date of grant, subject to the officer’s continued service through such date. Mrs. McConnaughhay was the only named executive officer to receive such a grant in 2015, as her last retention grant was made in 2012 and vested in 2015. Each of the other named executives received a retention grant in 2014, as their previous retention grants were made in 2011 and vested in 2014.

Officers’ Deferred Compensation Plan.    Certain highly compensated executives have been approved by the Compensation Committee to participate in the Officers’ Deferred Compensation Plan (“ODP”), which allows the executive to tax-defer up to 25% of base salary and up to 100% of any annual bonuses and save those amounts for retirement. The Company does not contribute to the ODP, which is an unfunded, nonqualified deferred compensation plan under the Employee Retirement Income Security Act of 1974. It is maintained, interpreted and administered in accordance with Internal Revenue Code Section 409A and applicable regulations and rulings. A separate bookkeeping account is established for each participant’s deferred compensation and is treated as if invested in securities chosen by each participant from a list of available investment choices. Accounts are periodically adjusted for gains or losses to reflect the investment performance of the eligible securities and any payments made to a participant under the ODP.

Except as otherwise provided in the ODP, the value of a participant’s account is distributed at a designated future date, or at termination of employment or retirement, in either a single lump sum payment or in annual installments (not to exceed 20 installments), as designated by the participant.

Other Benefits.    All executives are eligible for the same insurance and welfare benefits (consisting primarily of the right to participate in our 401(k) plan, medical insurance, dental insurance, long-term disability insurance, life and AD&D insurance, and supplemental insurance) as other employees in the Company, except that a newly hired executive is credited with having completed five years of Company service at his or her hire date for the purposes of calculating the amount of vacation days credited each year.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1.0 million for compensation paid to each of our most highly compensated executive officers. The Compensation Committee considers the tax deductibility of the executive compensation programs that it establishes, but may award compensation that is not fully tax deductible if it determines that such award is consistent with our philosophy and in the best interest of our Company and shareholders. Section 162(m) is highly technical and complex, so even if and when we may seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2015 with management. Based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement.

Submitted by the members of the Compensation Committee:

C. Russell Luigs, Chairman

Richard H. Matzke

Thomas H. Murphy

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our executive officers for the fiscal years ended December 31, 2015, 2014 and 2013. We have not entered into employment agreements with any of our executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compen- sation(3)(4)(5) ($)	Total ($)
Al A. Gonsoulin	2015	650,000	1,865,751	0	19,172	2,534,923
Chairman of the Board and	2014	650,752	3,756,145	1,072,500	19,052	5,498,449
Chief Executive Officer	2013	655,015	1,119,512	1,097,982	19,109	2,891,618
Lance F. Bospflug	2015	575,000	1,100,310	0	49,014	1,724,324
President and	2014	574,483	2,215,174	664,125	20,096	3,473,878
Chief Operating Officer	2013	554,246	663,102	660,159	18,602	1,896,109
Trudy P. McConnaughhay	2015	308,948	512,626	0	18,512	840,086
Chief Financial Officer and	2014	301,715	215,615	254,882	53,824	826,036
Secretary	2013	282,231	118,403	226,544	16,890	644,068
Richard A. Rovinelli	2015	308,948	221,707	0	20,385	551,040
Chief Administrative Officer, Director of Human Resources and Chief Compliance Officer	2014 2013	301,715 293,446	503,088 125,398	254,882 226,544	20,065 21,721	1,079,750 667,109

David F. Stepanek	2015	294,975	211,675	0	17,445	524,095
Director of Corporate Business	2014	286,828	480,385	243,354	16,794	1,027,361
Development	2013	244,254	102,517	195,882	15,357	558,010

(1)

The amounts shown in this column reflect the fair value of restricted stock unit awards determined in accordance with FASB ASC Topic 718 based upon the per share closing price of our Non-Voting Stock on the date of grant. For more information regarding the valuation of our RSUs, please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)

Represents, for each year indicated, awards earned under our Annual Incentive Plan based upon our performance for each such year but paid in March of the following year. None of our executive officers received any payout under the AIP for fiscal 2015 performance, as discussed in further detail above under the heading “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation.”

(3)	The amounts shown in this column for 2015 reflect for each named executive officer:

•

matching contributions allocated by us to each of the named executive officers for the 401(k) Retirement Plan in the amount of $15,900 for Mr. Gonsoulin, Mr. Bospflug, Mrs. McConnaughhay, and Mr. Stepanek; and $15,756 for Mr. Rovinelli; and

•	the cost of term life and disability insurance coverage provided by us, including the cost of life insurance exceeding $50,000.

(4)	The amount shown in this column for 2015 for Mr. Bospflug includes the purchase of unused vacation in the amount of $28,750.

(5)	The amount shown in this column for 2014 for Mrs. McConnaughhay includes $35,623 of moving expenses in connection with our relocation policy.

Grants of Plan-Based Awards in Fiscal 2015

		Range of Payouts under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Al A. Gonsoulin	N/A	455,000	715,000	975,000
	2/19/2015				55,794		1,865,751
Lance F. Bospflug	N/A	258,750	431,250	603,750
	2/19/2015				32,904		1,100,310
Trudy P. McConnaughhay	N/A	108,132	169,921	231,711
	2/19/2015				6,630		221,707
	8/2/2015					10,476	290,918
Richard A. Rovinelli	N/A	108,132	169,921	231,711
	2/19/2015				6,630		221,707
David F. Stepanek	N/A	103,241	162,236	221,231
	2/19/2015				6,330		211,675

(1)

These columns represent the range of payouts for financial performance in 2015 under our Annual Incentive Plan (“AIP”), subject to adjustment for safety-related targets. As reported in Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation,” there were no AIP payouts to executive officers for fiscal 2015 due to the failure to meet the “threshold” level of performance. For additional information about the AIP, see the discussion above under the heading “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation.”

(2)

Represents performance-based RSUs to acquire shares of Non-Voting Stock under the LTIP. These awards are scheduled to vest on March 15, 2018 if the three-year performance target is met, subject to the officer’s continued service through that date (which would be waived in the event of the officer’s death, disability, or a change of control of the Company). For a complete discussion of these awards, see the discussion above under the heading “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity Compensation.”

(3)

Represents time-vested RSUs to acquire shares of Non-Voting Stock under our LTIP, which are scheduled to vest on August 2, 2018, subject to the officer’s continued service through that date (which would be waived in the event of the officer’s death, disability, or a change of control of the Company). These awards are typically granted every three years. Each of Messrs. Gonsoulin, Bospflug, and Rovinelli, and Stepanek received a time-vested grant in 2014. Because her last time-vested award was granted in 2012, Ms. McConnaughhay received a time-vested grant in 2015. For a complete discussion of these awards, see the discussion above under the heading “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity Compensation.”

(4)	The grant date fair value has been determined in accordance with FASB ASC Topic 718 based upon the per share closing price of our Non-Voting Stock on the date of grant.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table describes the outstanding equity awards held by our executive officers at December 31, 2015.

	Stock Awards
	Time-Vested (1)		Performance-Based (2)
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)
Al A. Gonsoulin	43,595	715,394	141,956	2,329,498
Lance F. Bospflug	25,710	421,901	83,827	1,375,601
Trudy P. McConnaughhay	10,476	171,911	16,137	264,808
Richard A. Rovinelli	6,673	109,504	16,403	269,173
David F. Stepanek	6,372	104,565	15,007	246,265

(1)

These time-vested RSUs will vest on May 8, 2017, with the exception of Mrs. McConnaughhay’s time-vested RSUs, which will vest on August 2, 2018. In each case, the officer must remain employed with us on that date, subject to earlier vesting in the event of death, disability, or a change of control.

(2)

The chart below provides a breakdown of the performance-based RSU grants outstanding as of December 31, 2015. Vesting of these awards is contingent upon (i) the achievement of a targeted average Adjusted EBITDAR as a percentage of Adjusted Total Revenue for the three-year period ending on December 31 of the year prior to the vesting date and (ii) the executive’s continued service through that date, subject to earlier vesting in the event of death, disability, or a change of control. With respect to the performance-based RSUs scheduled to vest on March 15, 2016, these awards did vest on that date following the Compensation Committee’s certification that the performance target was met.

	Vesting Date
Name	March 15, 2016	March 15, 2017	March 16, 2018
Al A. Gonsoulin	42,567	43,595	55,794
Lance F. Bospflug	25,213	25,710	32,904
Trudy P. McConnaughhay	4,502	5,005	6,630
Richard A. Rovinelli	4,768	5,005	6,630
David F. Stepanek	3,898	4,779	6,330

(3)	Based on the closing price of $16.41 per share of Non-Voting Stock on December 31, 2015.

Option Exercises and Stock Vested during 2015

The table below reflects the vesting of performance based restricted stock units to acquire shares of Non-Voting Stock, granted May 4, 2012 for all executive officers, and time vested restricted stock units granted August 2, 2012 for Mrs. McConnaughhay.

	Stock Awards
Name	Number of shares acquired on vesting (#) (1)	Value realized on vesting ($)	Number of shares acquired on vesting (#) (2)	Value realized on vesting ($)
Al A. Gonsoulin	52,696	1,656,762	0	0
Lance F. Bospflug	31,212	981,305	0	0
Trudy P. McConnaughhay	3,175	99,822	10,110	280,350
Richard A. Rovinelli	5,363	168,613	0	0
David F. Stepanek	4,698	147,705	0	0

(1)

Of these shares, which represent the total number deliverable to the executive upon the vesting of performance-based RSUs, the following were withheld by PHI in satisfaction of the executive’s related withholding tax obligation: Mr. Gonsoulin, 22,092 shares; Mr. Bospflug, 14,950 shares; Mrs. McConnaughhay, 1,126 shares; Mr. Rovinelli, 1,844 shares; Mr. Stepanek, 1,631 shares.

(2)

Of these shares, which represent the total number deliverable to Mrs. McConnaughhay upon the vesting of her time-based retention grant of RSUs, a total of 3,372 shares were withheld by PHI in satisfaction of her related withholding tax obligation.

Nonqualified Deferred Compensation

The following table describes the contributions, earnings and account balances for each of our executive officers under our Officer Deferred Compensation Plan (“ODP”). For additional information regarding our ODP, see the heading “Compensation Discussion and Analysis – Elements of Executive Compensation – Officers Deferred Compensation Plan.”

Name	Aggregate Balance at December 31, 2014 ($)	Executive Contributions in Last Fiscal Year ($)(2)	PHI Contributions in Last Fiscal Year ($)	Aggregate Loss in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($)
Al A. Gonsoulin (1)	0	0	0	0	0	0
Lance F. Bospflug (1)	0	0	0	0	0	0
Trudy McConnaughhay	146,169	0	0	(965)	(1,172)	144,032
Richard A. Rovinelli	1,548,237	46,342	0	(7,364)	(10,139)	1,577,076
David F. Stepanek	38,280	8,849	0	(636)	(511)	45,982

(1)	Mr. Gonsoulin and Mr. Bospflug have not elected to participate in the ODP.
(2)	All of these amounts in this column reflect contributions by the officer of salary paid in 2015 and reported as 2015 salary compensation in the Summary Compensation Table appearing above.
(3)	Aggregate earnings in 2015 includes interest, dividend and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

The table below shows the hypothetical investment choices available under the ODP and their annual rate of return for the calendar year 2015, as reported by the plan investment advisor.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Alger Spectra 2	7.41%	Metropolitan West Total Return Bond I	0.29%
Davis Financial Y	1.91%	MFS International Value I	6.77%
DoubleLine Total Return Bond I	2.32%	Oppenheimer Active Allc Y	-0.81%
Energy Select Sector SPDR ETF	-21.47%	Principal MidCap P	1.40%
Fidelity Advisor Small Cap I	-1.35%	Scout Core Plus Bond Instl	0.10%
First Eagle Overseas I	2.56%	T. Rowe Price Corporate Income	-0.66%
Gabelli ABC Advisor	2.00%	Templeton Global Bond Adv	-4.03%
Guggenheim S&P 500 Top 50 ETF	4.24%	Vanguard HealthCare ETF	7.12%
iShares Core High Dividend	-0.26%	Wisdom Tree Europe Hedged Equity ETF	5.76%
iShares Select Dividend	-2.07%

For more information on the ODP, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Officers’ Deferred Compensation Plan.”

Potential Termination Payments

As noted above, the RSUs held by our officers will fully vest upon a change of control of PHI or termination of employment due to such officer’s death or disability. Assuming a change of control of PHI or a termination of employment due to death or disability as of December 31, 2015, our executive officers would have received shares of Non-Voting Stock with the market values specified in the table included above under the heading “– Outstanding Equity Awards at 2015 Fiscal Year End.” Other than the acceleration of the vesting of these RSUs, no executive officer is entitled to receive any payments from the Company upon his or her termination of employment or due to a change of control of PHI.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under equity compensation plans as of December 31, 2015:

Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(3)
Equity compensation plans approved by security holders	585,236 (Non-Voting)	—	536,839 (Non-Voting)
Equity compensation plans not approved by security holders	—	—	—
Total	585,236 (Non-Voting)	—	536,839 (Non-Voting)

(1)

As of December 31, 2015, the Company’s only active equity plan was the PHI Inc. Amended and Restated Long-Term Incentive Plan, (the “LTIP”), which was most recently approved by shareholders in 2015 and provides for the issuance of shares of Non-Voting Stock.

(2)	Represents RSUs outstanding under the LTIP, which do not have an exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, C. Russell Luigs (Chairman), Richard H. Matzke, and Thomas H. Murphy served on the Compensation Committee. No member of the Compensation Committee has ever been an officer or employee of PHI or any of our subsidiaries. In 2015, none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

CERTAIN TRANSACTIONS

Our Code of Ethics and Business Conduct Policy requires our directors and executive officers to avoid any situation that would create a conflict of interest unless approved in accordance with our Conflict of Interest Policy. Our Conflict of Interest Policy requires executive officers and directors to report potential conflicts of interest in writing to the Audit Committee. In addition, the Audit Committee’s charter requires it to review and approve all related party transactions of the Company, defined as those required to be disclosed under Item 404 of Regulation S-K. The Audit Committee approves conflicts of interest or related party transactions if it concludes that doing so is in the best interests of the Company and our shareholders. Our Code of Ethics and Business Conduct Policy is available on our website at www.phihelico.com.

We are not aware of any related party transactions between PHI and any of our directors, executive officers, 5% shareholders or their family members during fiscal 2015 that would require disclosure under Item 404 of Regulation S-K under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of PHI’s Board is composed of three outside directors. It operates under a charter that is available at www.phihelico.com. The Board has made a determination that all members of the Audit Committee satisfy the requirements of the SEC and NASDAQ as to independence and are financially sophisticated within the meaning of the NASDAQ rules. The Board has also determined that it is not clear whether any member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC rules, but the Board does not believe the presence of an audit committee financial expert is necessary in view of the overall financial sophistication of Committee members.

The Audit Committee reviewed in detail and discussed with management and the independent auditors, among other things, (i) all unaudited quarterly financial statements and all quarterly reports filed with the SEC on Form 10-Q in 2014; (ii) the annual audited financial statements and the annual report filed with the SEC on Form 10-K for fiscal year 2014; (iii) management’s quarterly and annual certifications regarding internal control over financial reporting and the independent auditors’ audit of internal control over financial reporting; and (iv) the matters required to be discussed with the independent auditors by Auditing Standard No. 16. The Committee also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence. The Committee discussed with the independent auditors their independence, and considered the effects that the provision of non-audit services may have on the independent auditor’s independence.

Based on, and in reliance upon, the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee included in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2015 fiscal year for filing with the SEC.

In accordance with the rules of the SEC, the foregoing information is not deemed to be “soliciting material,” or “filed” with the SEC or subject to its Regulation 14C, other than as provided in such rules, or to be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Submitted by the members of the Audit Committee:

Thomas H. Murphy, Chairman

C. Russell Luigs

Richard H. Matzke

RELATIONSHIP WITH REGISTERED INDEPENDENT

PUBLIC ACCOUNTANTS

Selection and Ratification

Our consolidated financial statements for 2014 and 2015 were audited by the firm of Deloitte & Touche, LLP, which was engaged for that purpose by the Audit Committee. Representatives of Deloitte & Touche, LLP are not expected to be present at the Meeting, and accordingly are not expected to be available to respond to appropriate questions.

The Audit Committee has selected Deloitte & Touche, LLP as PHI’s independent registered public accounting firm for the fiscal year ending December 31, 2016, subject to ratification by PHI’s shareholders at the Meeting. Although shareholder ratification of Deloitte & Touche, LLP’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.

Notwithstanding the shareholders’ ratification of the appointment of Deloitte & Touche, LLP at the Meeting, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, geographic reach, control procedures, cost, proposed staffing, prior performance and other relevant factors.

Fees

The following is a summary of the fees billed to PHI and its subsidiaries by Deloitte & Touche, LLP for professional services rendered.

	Year ended December 31,
	2015		2014
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees (1)	$1,210,057	72%	$970,295	65%
Audit-related fees (2)	122,134	7%	90,000	6%
Tax fees (3)	331,613	20%	233,403	16%
All other fees (4)	14,950	1%	191,457	13%

Total fees	$1,678,754	100%	$1,485,155	100%

(1)

Audit fees include the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Qs, fees for services that normally would be provided in connection with statutory and regulatory filings or engagements and services that generally only the independent accountant reasonably can provide.

(2)

Audit-related fees include assurance and related services reasonably related to the performance of the audit or review, and for 2014 and 2015 included fees related to employee benefit plan audits and accounting consultations.

(3)

Tax fees include tax compliance, advice and planning services, and for 2014 and 2015 included assistance in the preparation of federal and state tax returns and related advice regarding tax compliance.

(4)	All other fees for 2014 consisted of services provided in connection with a Form S-4 filing. All other fees for 2015 consisted of services provided for researching various accounting issues.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit and permissible non-audit services provided by the independent auditors are pre-approved by PHI’s Audit Committee. These services may include audit services, audit-related services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of service and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2014 and 2015, all audit and non-audit services provided by Deloitte & Touche, LLP were pre-approved by PHI’s Audit Committee, and the Audit Committee determined that the provision of the non-audit services was compatible with maintaining Deloitte & Touche’s independence.

OTHER MATTERS

Quorum and Voting

The presence, in person or by proxy, of a majority of our total voting power is necessary to constitute a quorum at the Meeting. Shareholders voting or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote. The proposal to ratify the appointment of our independent registered public accounting firm will be approved if the votes cast by the holders of our Voting Stock in favor of the proposal exceed the votes cast against the proposal by such holders. Abstentions will not affect the outcome of either proposal.

Our Board does not know of any matters to be presented at the Meeting other than those described herein. For directions to be able to attend the Meeting and vote in person, call (337) 235-2452.

Delivery of Information to a Shared Address

It is our practice to send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, we will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request to our Secretary at 2001 SE Evangeline Thruway, Lafayette, Louisiana, 70508, (337) 235-2452. Such request should contain your name, your shared address, and the address to which the Company should direct the additional copy of the Information Statement.

If multiple shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer that we mail each shareholder a separate copy of future mailings, you may send notification to or call our offices. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer that we mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to our office.

Shareholder Proposals

Our By-laws state that for any business to be properly brought before an annual meeting, written notice of the proposal must be received by our Secretary no later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. In regard to our 2017 annual meeting, this provision will require notice between February 4, 2017 and March 6, 2017. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholders to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. For information on what must be included in any such written notice, see the discussion above under the heading, “Election of Directors – Nomination of Directors, Communications with our Board and Related Matters.”

By Order of the Board of Directors,

Trudy P. McConnaughhay
Secretary

Lafayette, Louisiana

April 13, 2016